Exhibit 99.1

Immunocore reports third quarter financial results and provides a business update

KIMMTRAK® (tebentafusp-tebn) net revenues of $80.2 million in 3Q 2024, 28% growth over 3Q 2023

Phase 3 trials in cutaneous melanoma ongoing (PRISM-MEL-301 and TEBE-AM); and Phase 3 trial in adjuvant uveal melanoma (ATOM) to start randomizing in 4Q 2024

Presented Phase 1 brenetafusp data in platinum-resistant ovarian cancer patients; ongoing signal detection in metastatic NSCLC will shift initial data release; focus now on earlier-line patients and combinations

3Q 2024 earnings per share (EPS) of $0.17 compared to 3Q 2023 EPS of $0.02

(OXFORDSHIRE, England & CONSHOHOCKEN, Penn. & GAITHERSBURG, Md., US, 06 November 2024) Immunocore Holdings plc (Nasdaq: IMCR) (“Immunocore” or the “Company”), a commercial-stage biotechnology company pioneering and delivering transformative immunomodulating medicines to radically improve outcomes for patients with cancer, infectious diseases and autoimmune diseases, today announced its financial results for the third quarter ended September 30, 2024 and provided a business update.

“We are proud to report another strong quarter, marking two years of continuous growth for KIMMTRAK and another quarter of positive net income,” said Bahija Jallal, Immunocore’s Chief Executive Officer. “We are also making significant strides in advancing our broad pipeline – with brenetafusp in oncology, the HIV functional cure trial in infectious diseases, and in autoimmune diseases with tissue-targeted programs for type 1 diabetes and dermatologic diseases.”

“KIMMTRAK’s 28% growth over Q3 last year is driven by higher demand in the United States and Germany and by expanded patient reach with 11 launches this year,” said Ralph Torbay, Immunocore’s Chief Commercial Officer. “We are excited about the potential to bring KIMMTRAK to more patients with melanoma through the Phase 3 TEBE-AM trial that is expected to complete enrollment in early 2026, and the Phase 3 ATOM trial that is planned to start randomization this quarter.”

Third Quarter 2024 Highlights (including post-period)

KIMMTRAK
The Company’s lead product, KIMMTRAK, is approved in 38 countries and has been launched in 21 countries globally to date for HLA-A*02:01 positive patients with unresectable or metastatic uveal melanoma (mUM). KIMMTRAK continues to be the standard of care in most markets where it is launched. The Company sees three key growth areas for KIMMTRAK: continued expansion in mUM, the potential expansion into 2L+ advanced cutaneous melanoma and adjuvant uveal melanoma.

Metastatic uveal melanoma

•
KIMMTRAK net product sales were $80.2 million and $225.9 million for the three and nine months ended September 30, 2024, respectively, representing increases of 28% and 32% respectively, compared to the prior year periods.

•	Growth in the US and Germany was driven by increased demand based on continued community penetration and growing duration of treatment.
•
New baseline blood gene expression signature data was presented at the European Society for Medical Oncology 2024 Meeting (ESMO 2024) confirming that T cell fitness in blood is an important parameter of clinical activity for KIMMTRAK in previously treated uveal melanoma.

2L+ previously treated cutaneous melanoma

•
Randomization continues in the registrational Phase 3 trial (TEBE-AM), which includes three arms – KIMMTRAK monotherapy, KIMMTRAK in combination with pembrolizumab, and control. The Company expects to complete randomization in the first half of 2026.

•	The TEBE-AM Phase 3 trial in 2L+ cutaneous melanoma has a primary endpoint of overall survival.

Adjuvant uveal (or ocular) melanoma

•	Randomization in the ATOM Phase 3 trial, led by the European Organisation for Research and Treatment of Cancer (EORTC), is on track to start in the fourth quarter of 2024.
•	ATOM is currently the only active registrational Phase 3 trial in adjuvant uveal melanoma.

PRAME
Brenetafusp (IMC-F106C) is the Company’s lead PRAME-A02 ImmTAC bispecific candidate.  Brenetafusp is being evaluated in combination with nivolumab, in a Phase 3 registrational trial (PRISM-MEL-301) in patients with first-line advanced cutaneous melanoma and in a Phase 1/2 clinical trial, as monotherapy and in combination, across multiple tumor types, including ovarian, non-small cell lung (NSCLC), and endometrial carcinoma.

PRISM-MEL-301 – First PRAME Phase 3 clinical trial with brenetafusp in first-line advanced or metastatic HLA-A*02:01 positive cutaneous melanoma

•	Ongoing randomization of patients in PRISM-MEL-301 in multiple countries.
•	Trial is evaluating brenetafusp + nivolumab versus a control arm of either nivolumab or nivolumab + relatlimab.

Phase 1/2 clinical trial of brenetafusp (PRAME-A02) in multiple solid tumors

•
Clinical data presented at ESMO 2024 from the Phase 1 trial in patients with heavily pre-treated platinum-resistant high grade serous ovarian cancer showed signals of activity in heavily pretreated, platinum resistant patients. Disease control rate was 58% in monotherapy patients and 69% for combination patients. Overall survival (OS) was still maturing (73% 6-months OS rate in the monotherapy cohort). ctDNA molecular response rate was 31% and 82%, respectively, in the monotherapy and combination cohorts, associated with longer progression free survival and OS. Brenetafusp is well tolerated as monotherapy and in combination with gemcitabine, nab-paclitaxel and pegylated doxorubicin.

•	Data presented at ESMO 2024 showed peripheral blood T cell fitness signature is an important parameter of brenetafusp clinical activity in ovarian cancer and uveal melanoma.
•
The Company is currently evaluating brenetafusp in combination with non-platinum chemotherapies in platinum resistant ovarian cancer and with bevacizumab and with platinum chemotherapy in earlier lines of platinum sensitive ovarian cancer.

•
The Company continues signal detection for brenetafusp in metastatic non-small-cell lung cancer cohorts, including in combination with docetaxel and with osimertinib in earlier-line NSCLC. As a result, the Company will not release initial data in the fourth quarter of 2024.

IMC-P115C (PRAME-A02 Half-Life Extended) & IMC-T119C (PRAME-A24)

•	On track for first patient to be treated in the Phase 1 trial with IMC-P115C in first half of 2025.

Additional Oncology Candidates

IMC-R117C (first PIWIL1-A02 targeted immunotherapy) for colorectal and other gastrointestinal cancers
The Company has leveraged its proprietary peptidomic database to validate a novel target, PIWIL1. PIWIL1 is a negative prognostic marker and is expressed across a range of tumors including colorectal, which is historically insensitive to immune checkpoints, as well as gastro-esophageal, and pancreatic cancer.

•	Remain on track to treat the first patient in the Phase 1/2 trial of IMC-R117C in the fourth quarter of 2024.
•	The Phase 1/2 trial will assess the safety and clinical activity of IMC-R117C, as a monotherapy and in combination with standards of care, in colorectal and other gastrointestinal cancers.

ImmTAV candidates for a functional cure in infectious diseases
The Company’s bispecific TCR technology platform has potential to offer a new approach for the treatment of chronic infections and aims to eliminate evidence of remaining virus in circulation after the patient stops taking medication - known as a "functional cure". Two investigational candidates are in Phase 1 clinical trials for people living with human immunodeficiency virus (HIV) and people with chronic Hepatitis B infection (HBV).

Phase 1 trial of IMC-M113V (Gag-A02) for people living with HIV

•
The objective of the clinical trial is to identify a safe and tolerable dose and evaluate whether IMC-M113V could lead to reduction in the viral reservoir and, after stopping antiretroviral therapies and IMC-M113V, delay or prevent HIV rebound.

~~•~~
A biologically active dose in the multiple ascending dose (MAD) portion of the trial has been reached and the Company is enrolling more people living with HIV to characterize anti-viral activity and to explore higher doses with data expected in the first quarter of 2025.

Phase 1 trial of IMC-I109V (Envelope-A02) for people living with HBV

•	Expect to complete the single ascending dose (SAD) portion of the trial in the fourth quarter of 2024.

Tissue-specific down modulation of the immune system for autoimmune diseases
The Company is expanding its platform into autoimmune diseases with two new, first-in-class bispecific candidates recently entering its pipeline. The key differentiator of the Company’s ImmTAAI (Immune Modulating Monoclonal TCRs Against AutoImmune disease) platform is tissue-specific down modulation of the immune system whereby, when tethered to the tissue of interest, the new candidates suppress pathogenic T cells via PD1 receptor agonism.

IMC-S118AI (pre-pro insulin A02 x PD1), intended for disease-modifying treatment in type 1 diabetes

•	IMC-S118AI recognizes a peptide from pre-proinsulin presented by HLA-A02 on beta cells, coupled with a PD1 agonist effector arm.

Undisclosed non-HLA restricted (universal) candidate for inflammatory dermatological diseases

•	The candidate is an antigen presenting cell (APC) tethered ImmTAAI and is not HLA restricted (i.e. universal for all populations).

Corporate Updates

In August, Chief Financial Officer (CFO) and Head of Strategy, Brian Di Donato, informed the Company of his plans to leave at the end of the year, to take the role of Chief Executive Officer at a private, early-stage biotech headquartered in San Diego, California. The Company is progressing in its search for a new CFO. Brian will remain as the Company’s CFO and Head of Strategy through the end of 2024, to ensure a smooth transition.

Financial Results

For the third quarter ended September 30, 2024, the Company generated net product sales of $80.2 million compared to $62.6 million for the same period in 2023. This increase was due to revenue from KIMMTRAK, of which $57.3 million was in the United States, $21.0 million in Europe, and $1.9 million in international regions. The increase in net product sales was due primarily to increased volume in the United States and global country expansion, as the Company continued its commercialization efforts.

For the third quarter ended September 30, 2024, research and development (R&D) expenses were $52.8 million, compared to $43.2 million for the same period in 2023. This increase was primarily driven by expenses incurred for the tebentafusp programs, including the Phase 3 trials: TEBE-AM in previously treated advanced cutaneous melanoma and ATOM in adjuvant uveal melanoma.

For the quarter ended September 30, 2024, SG&A expenses were $35.5 million, compared to $35.5 million for the same period in 2023.

Basic and diluted earnings per share was $0.17 for the quarter ended September 30, 2024, as compared to a basic and diluted earnings per share of $0.02 for the same period in 2023. Net income for the quarter ended September 30, 2024 was $8.7 million, as compared to $0.9 million for the same period in 2023.

Cash, cash equivalents, and marketable securities at September 30, 2024 were $901.3 million. The Company plans to use existing cash to repay its $50 million loan by the end of 2024 and also expects to pay approximately $40 million in sales-related rebate accruals in the fourth quarter of 2024.

About ImmTAC® molecules for cancer

Immunocore’s proprietary T cell receptor (TCR) technology generates a novel class of bispecific biologics called ImmTAC (Immune mobilizing monoclonal TCRs Against Cancer) molecules that are designed to redirect the immune system to recognize and kill cancerous cells. ImmTAC molecules are soluble TCRs engineered to recognize intracellular cancer antigens with ultra-high affinity and selectively kill these cancer cells via an anti-CD3 immune-activating effector function. Based on the demonstrated mechanism of T cell infiltration into human tumors, the ImmTAC mechanism of action holds the potential to treat hematologic and solid tumors, regardless of mutational burden or immune infiltration, including immune “cold” low mutation rate tumors.

About ImmTAV® molecules and infectious diseases

ImmTAV (Immune mobilizing monoclonal TCRs Against Virus) molecules are novel bispecifics that are designed to enable the immune system to recognize and eliminate virally infected cells.
Immunocore is advancing clinical candidates to achieve functional cure for patients with HIV and hepatitis B virus (HBV). The Company aims to achieve sustained control of HIV after patients stop anti-retroviral therapy (ART), without the risk of virological relapse or onward transmission. This is known as ‘functional cure’. For the treatment of HBV, the Company aims to achieve sustained loss of circulating viral antigens and markers of viral replication after stopping medication for people living with chronic HBV.

About ImmTAAITM molecules and autoimmune diseases

ImmTAAI (Immune mobilizing monoclonal TCRs Against AutoImmune disease) molecules are novel bispecifics that are designed for tissue-specific down modulation of the immune system. When tethered to the tissue of interest, ImmTAAI candidates suppress pathogenic T cells via PD1 receptor agonism. The Company is currently advancing two candidates for autoimmune diseases, including type 1 diabetes and inflammatory dermatological diseases.

About PRISM-MEL-301 (NCT06112314) – Phase 3 trial with brenetafusp (IMC-F106C, PRAME-A02) in 1L advanced cutaneous melanoma

The Phase 3 registrational trial is randomizing HLA-A*02:01-positive patients with previously untreated advanced melanoma, to brenetafusp + nivolumab versus nivolumab or nivolumab + relatlimab, depending on the country where the patient is enrolled. The trial will initially randomize to three arms: two brenetafusp dose regimens (40 mcg and 160 mcg) and a control arm. One of the two brenetafusp dose regimens will be discontinued after an initial review of the first 60 patients randomized to the two experimental arms (90 patients randomized total). The primary endpoint of the trial is progression free survival (PFS) by blinded independent central review (BICR), with secondary endpoints of overall survival (OS) and overall response rate (ORR).

About the IMC-F106C-101 Phase 1/2 trial

IMC-F106C-101 is a first-in-human, Phase 1/2 dose escalation trial in patients with multiple solid tumors, including non-small cell lung cancer (NSCLC), small-cell lung cancer (SCLC), endometrial, ovarian, cutaneous melanoma, and breast cancers. The Phase 1 dose escalation trial was designed to determine the maximum tolerated dose (MTD), as well as to evaluate the safety, preliminary anti-tumor activity and pharmacokinetics of IMC-F106C (brenetafusp), a bispecific protein built on Immunocore’s ImmTAC technology, and the Company’s first molecule to target the PRAME antigen. The Company is enrolling patients into three expansion arms in NSCLC, as well as ovarian and endometrial carcinomas. The IMC-F106C-101 trial is adaptive and includes the option for Phase 2 expansion, allowing for approximately 100 patients treated per tumor type in the Phase 1 and 2 expansion arms. Dose escalation continues in additional solid tumors as well as plans for combination arms with standards-of-care, including checkpoint inhibitors, chemotherapy, and tebentafusp.

About TEBE-AM – Phase 3 registrational trial with tebentafusp in previously treated advanced cutaneous melanoma

The trial is randomizing patients with second-line or later advanced cutaneous melanoma who have progressed on an anti-PD1, received prior ipilimumab and, if applicable, received a BRAF kinase inhibitor. Patients are randomized to one of three arms, including tebentafusp – as monotherapy or in combination with an anti-PD1 – or a control arm. The primary endpoint is overall survival.

About the ATOM Phase 3 trial – Phase 3 registrational trial with tebentafusp in adjuvant uveal melanoma

The EORTC-led Phase 3 clinical trial will include sites in 10 EU countries and the United States and will randomize HLA-A*02:01-positive patients with high-risk primary uveal melanoma after definitive treatment, by surgery or radiotherapy, and no evidence of metastatic disease on imaging. The trial is expected to enroll a total of 290 patients who will be randomized 1:1 to one of two arms: tebentafusp as monotherapy or observation. The primary endpoint of the trial is relapse-free survival (RFS), with secondary objectives of overall survival and safety and tolerability of tebentafusp. Exploratory objectives include comparison of health-related quality of life between the treatment arms and evaluation of the role of circulating tumor DNA (ctDNA) as a biomarker for the presence of residual disease.

About Uveal Melanoma

Uveal melanoma is a rare and aggressive form of melanoma affecting the eye. Although it is the most common primary intraocular malignancy in adults, the diagnosis is rare, and up to 50% of people with uveal melanoma will eventually develop metastatic disease. Unresectable or metastatic uveal melanoma typically has a poor prognosis and had no approved treatment until KIMMTRAK.

About Cutaneous Melanoma

Cutaneous melanoma (CM) is the most common form of melanoma. It is the most aggressive skin carcinoma and is associated with the vast majority of skin cancer-related mortality. The majority of patients with CM are diagnosed before metastasis but survival remains poor for the large proportion of patients with metastatic disease. Despite recent progress in advanced melanoma therapy, there is still an unmet need for new therapies that improve first-line response rates and duration of response as well as for patients who are refractory to first-line treatments.

About KIMMTRAK®

KIMMTRAK is a novel bispecific protein comprised of a soluble T cell receptor fused to an anti-CD3 immune-effector function. KIMMTRAK specifically targets gp100, a lineage antigen expressed in melanocytes and melanoma. This is the first molecule developed using Immunocore’s ImmTAC technology platform, designed to redirect and activate T cells to recognize and kill tumor cells. KIMMTRAK has been approved for the treatment of HLA-A*02:01-positive adult patients with unresectable or metastatic uveal melanoma in the United States, European Union, Canada, Australia, and the United Kingdom.

IMPORTANT SAFETY INFORMATION

Cytokine Release Syndrome (CRS), which may be serious or life-threatening, occurred in patients receiving KIMMTRAK. Monitor for at least 16 hours following first three infusions and then as clinically indicated. Manifestations of CRS may include fever, hypotension, hypoxia, chills, nausea, vomiting, rash, elevated transaminases, fatigue, and headache. CRS occurred in 89% of patients who received KIMMTRAK, with 0.8% being grade 3 or 4. Ensure immediate access to medications and resuscitative equipment to manage CRS. Ensure patients are euvolemic prior to initiating the infusions. Closely monitor patients for signs or symptoms of CRS following infusions of KIMMTRAK. Monitor fluid status, vital signs, and oxygenation level and provide appropriate therapy. Withhold or discontinue KIMMTRAK depending on persistence and severity of CRS.

Skin Reactions

Skin reactions, including rash, pruritus, and cutaneous edema occurred in 91% of patients treated with KIMMTRAK. Monitor patients for skin reactions. If skin reactions occur, treat with antihistamine and topical or systemic steroids based on persistence and severity of symptoms. Withhold or permanently discontinue KIMMTRAK depending on the severity of skin reactions.

Elevated Liver Enzymes

Elevations in liver enzymes occurred in 65% of patients treated with KIMMTRAK. Monitor alanine aminotransferase (ALT), aspartate aminotransferase (AST), and total blood bilirubin prior to the start of and during treatment with KIMMTRAK. Withhold KIMMTRAK according to severity.

Embryo-Fetal Toxicity

KIMMTRAK may cause fetal harm. Advise pregnant patients of potential risk to the fetus and patients of reproductive potential to use effective contraception during treatment with KIMMTRAK and 1 week after the last dose.

The most common adverse reactions (≥30%) in patients who received KIMMTRAK were cytokine release syndrome, rash, pyrexia, pruritus, fatigue, nausea, chills, abdominal pain, edema, hypotension, dry skin, headache, and vomiting. The most common (≥50%) laboratory abnormalities were decreased lymphocyte count, increased creatinine, increased glucose, increased AST, increased ALT, decreased hemoglobin, and decreased phosphate.

For more information, please see full Summary of Product Characteristics (SmPC) or full U.S. Prescribing Information (including BOXED WARNING for CRS).

About KIMMTRAKConnect

Immunocore is committed to helping patients who need KIMMTRAK obtain access via our KIMMTRAKConnect program. The program provides services with dedicated nurse case managers who provide personalized support, including educational resources, financial assistance, and site of care coordination. To learn more, visit KIMMTRAKConnect.com or call 844-775-2273.

About Immunocore

Immunocore is a commercial-stage biotechnology company pioneering the development of a novel class of TCR bispecific immunotherapies called ImmTAX – Immune mobilizing monoclonal TCRs Against X disease – designed to treat a broad range of diseases, including cancer, autoimmune diseases and infectious diseases. Leveraging its proprietary, flexible, off-the-shelf ImmTAX platform, Immunocore is developing a deep pipeline in multiple therapeutic areas, including nine active clinical and pre-clinical programs in oncology, infectious diseases, and autoimmune diseases. The Company’s most advanced oncology TCR therapeutic, KIMMTRAK, has been approved for the treatment of HLA-A*02:01-positive adult patients with unresectable or metastatic uveal melanoma in the United States, European Union, Canada, Australia, and the United Kingdom.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “believe”, “expect”, “plan”, “anticipate” and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. All statements, other than statements of historical facts, included in this press release are forward-looking statements. These statements include, but are not limited to, statements regarding the commercial performance of KIMMTRAK, including the Company’s plans to expand distribution of KIMMTRAK to additional jurisdictions once regulatory approval is received; the potential benefits and advantages that KIMMTRAK will provide for patients, including its potential for expansion into other indications such as cutaneous and adjuvant uveal melanoma; expectations regarding the design, progress, timing, enrollment, randomization, scope, expansion, funding, and results of the Company’s existing and planned clinical trials; the timing and sufficiency of clinical trial outcomes to support potential approval of any of the Company’s product candidates or those of, or combined with, its collaboration partners; the Company’s goals to develop and commercialize product candidates based on its KIMMTRAK platform alone or with collaboration partners; the potential regulatory approval, expected clinical benefits and availability of the Company’s product candidates; and the use of the Company’s cash, cash equivalents and marketable securities, including the Company’s intent to repay in full its outstanding loan under the Pharmakon debt facility and make payments of sales-related rebate accruals. Any forward-looking statements are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual events or results to differ materially and adversely from those set forth in or implied by such forward-looking statements, many of which are beyond the Company’s control. These risks and uncertainties include, but are not limited to, the impact of worsening macroeconomic conditions on the Company’s business, financial position, strategy and anticipated milestones, including Immunocore’s ability to conduct ongoing and planned clinical trials; Immunocore’s ability to obtain a clinical supply of current or future product candidates or commercial supply of KIMMTRAK or any future approved products; Immunocore’s ability to obtain and maintain regulatory approval of its product candidates, including KIMMTRAK; Immunocore’s ability and plans in continuing to establish and expand a commercial infrastructure and to successfully launch, market and sell KIMMTRAK and any future approved products; Immunocore’s ability to successfully expand the approved indications for KIMMTRAK or obtain marketing approval for KIMMTRAK in additional geographies in the future; the delay of any current or planned clinical trials, whether due to patient enrollment delays or otherwise; Immunocore’s ability to successfully demonstrate the safety and efficacy of its product candidates and gain approval of its product candidates on a timely basis, if at all; competition with respect to market opportunities; unexpected safety or efficacy data observed during preclinical studies or clinical trials; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials or future regulatory approval; Immunocore’s need for and ability to obtain additional funding, on favorable terms or at all, including as a result of worsening macroeconomic conditions, including changes in inflation and interest rates and unfavorable general market conditions, and the impacts thereon of the war in Ukraine, the conflict in the Middle East, and global geopolitical tension; Immunocore’s ability to obtain, maintain and enforce intellectual property protection for KIMMTRAK or any of its product candidates it or its collaborators are developing; and the success of Immunocore’s current and future collaborations, partnerships or licensing arrangements. These and other risks and uncertainties are described in greater detail in the section titled "Risk Factors" in Immunocore’s filings with the Securities and Exchange Commission, including Immunocore’s most recent Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission on February 28, 2024, as well as discussions of potential risks, uncertainties, and other important factors in the Company’s subsequent filings with the SEC. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information, except as required by law.

Contact Information

Immunocore
Sébastien Desprez, Head of Communications
T: +44 (0) 7458030732
E: sebastien.desprez@immunocore.com
Follow on Twitter: @Immunocore

Investor Relations
Clayton Robertson, Head of Investor Relations
T: +1 (215) 384-4781
E: ir@immunocore.com

Immunocore Holdings plc
Condensed Consolidated Statement of Operations
Comparison of the Quarters and Year to Date Ended September 30, 2024 and 2023
(In thousands, except share and per share data)
(Unaudited)
	Quarter Ended		Year to Date
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Product revenue, net	$80,248	$62,629	$225,937	$171,142
Collaboration revenue	—	2,221	213	8,124
Total revenue	80,248	64,850	226,150	179,266
Cost of product revenue	(448)	(276)	(2,401)	(837)
Research and development expense	(52,770)	(43,249)	(161,301)	(117,980)
Selling, general, & administrative expense	(35,532)	(35,469)	(113,457)	(103,046)
Loss from operations	(8,502)	(14,144)	(51,009)	(42,597)
Interest income	5,960	5,142	20,445	12,546
Interest expense	(4,290)	(1,321)	(11,806)	(3,845)
Foreign currency gain (loss)	3,963	11,246	1,049	(647)
Other income (expense), net	8,962	(192)	13,205	(706)
Net income (loss) before income taxes	6,093	731	(28,116)	(35,249)
Income tax benefit (expense)	2,643	175	800	(308)
Net income (loss)	$8,736	$906	$(27,316)	$(35,557)

Basic net income (loss) per share	$0.17	$0.02	$(0.55)	$(0.73)
Basic weighted average number of shares	50,021,939	49,134,037	49,971,267	48,671,732

Diluted net income (loss) per share	$0.17	$0.02	$(0.55)	$(0.73)
Diluted weighted average number of shares	52,808,434	54,158,967	49,971,267	48,671,732

Immunocore Holdings plc
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)
	September 30, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$537,767	$442,626
Marketable securities	363,515	—
Accounts receivable, net	63,659	52,093
Prepaid expenses and other current assets	36,446	29,600
Inventory, net	4,518	4,501
Total current assets	1,005,905	528,820
Property and equipment, net	9,160	9,215
Operating lease right of use assets, net	39,672	33,520
Deferred tax assets, net	12,663	10,973
Other non-current assets	17,238	14,473
Total assets	$1,084,638	$597,001

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$19,721	$17,798
Accrued expenses and other current liabilities	197,224	119,835
Operating lease liabilities, current	1,097	1,388
Interest-bearing loans and borrowings, current	48,207	—
Total current liabilities	266,249	139,021
Accrued expenses, non-current	3,006	978
Deferred revenue, non-current	5,797	5,515
Operating lease liabilities, non-current	41,271	34,633
Interest-bearing loans and borrowings, non-current	390,488	48,011
Total liabilities	$706,811	$228,158

Shareholders' equity
Ordinary shares	135	134
Deferred shares	1	1
Additional paid-in capital	1,180,854	1,149,643
Accumulated deficit	(771,990)	(744,674)
Accumulated other comprehensive loss	(31,173)	(36,261)
Total shareholders' equity	377,827	368,843
Total liabilities and shareholders' equity	$1,084,638	$597,001

Immunocore Holdings plc
Summary Condensed Consolidated Statements of Cash Flows
For the Year to Date Period Ended September 30,
(In thousands)
(Unaudited)
	September 30, 2024	September 30, 2023

Cash and cash equivalents at beginning of period	$442,626	$402,472
Net cash provided by operating activities	40,012	20,673
Net cash used in investing activities	(351,589)	(4,608)
Net cash provided by financing activities	395,392	28,092
Net foreign exchange difference on cash held	11,326	(2,491)
Cash and cash equivalents at end of period	$537,767	$444,138